As filed with the Securities and Exchange Commission on May 27, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Bankwell Financial Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut	20-8251355
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
258 Elm Street
New Canaan, Connecticut 06840
(Address of Principal Executive Offices)(Zip Code)

2022 Bankwell Financial Group, Inc. Stock Plan
(Full Title of the Plan)
Penko K. Ivanov
Executive Vice President and CFO
Bankwell Financial Group, Inc.
258 Elm Street
New Canaan, Connecticut 06840
(Name and Address of Agent For Service)

(203) 652-0166
(Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Margaret D. Farrell, Esq.
Hinckley, Allen & Snyder LLP
100 Westminster Street, Suite 1500
Providence, Rhode Island 02903
(401) 274-2000
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.     Plan Information.
    Not required to be filed with the Securities and Exchange Commission (the “Commission”).
Item 2.     Registrant Information and Employee Plan Annual Information.
Not required to be filed with the Commission.
Note: The documents containing the information specified in this Part I will be sent or given to Plan participants as specified by Rule 428(b)(1). Such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (“Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
(a)    the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36448) filed with the Commission on May 9, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description;
(b)    the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed by the Registrant with the Commission on March 8, 2022;
(c)    the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed by the Registrant with the Commission on May 6, 2022;
(d)    the Registrant’s Definitive Proxy Statement filed with the Commission on April 15, 2022, in connection with the Registrant’s Annual Meeting of Shareholders held on May 25, 2022; and
(e)    the Registrant’s Current Reports on Form 8-K filed with the Commission on January 26, 2022, April 27, 2022 and May 25, 2022.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

The Registrant will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Penko Ivanov, Chief Financial Officer, Bankwell Financial Group, Inc., 258 Elm Street, New Canaan, Connecticut 06840. Telephone requests may be directed to (203) 652-0166.
Item 4. Description of Securities.
Not applicable.
Item 5.     Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

Article VI of the Registrant’s Bylaws sets forth circumstances under which directors, officers, employees and agents of the Registrant may be insured or indemnified against liability which they incur in their capacities as such, as follows:

The [Registrant] will indemnify the directors, officers, employees and agents of the [Registrant] to the maximum extent permitted and/or required by the Certificate of Incorporation or applicable law. Without otherwise limiting the foregoing, Section 33-770 to 33-778 of the Connecticut Business Corporation Act, as from time to time amended or superseded, governs and applies to certain matters of indemnification of directors, officers, employees and agents of the [Registrant], and is incorporated herein by reference as a part of these Bylaws. Notwithstanding the foregoing, in no event shall any payments made by the [Registrant] pursuant to this Article SIXTH exceed the amount permissible under applicable state or federal law, including but not limited to the limitations on indemnification imposed by Section 18(k) of the Federal Deposit Insurance Act and the regulation issued thereunder by the Federal Deposit Insurance Corporation.

In addition, the Registrant also maintains insurance policies under which its directors and officers are insured. Within the limits of these policies, the Registrant’s directors and officers are insured against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been the Registrant’s directors or officers.

The Registrant has entered into indemnification agreements with certain of its executive officers and directors pursuant to which the Registrant has agreed to indemnify such persons against certain expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of the Registrant, and to advance expenses as incurred by or on behalf of such person in connection therewith. The indemnification rights set forth above are not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our governing documents, agreement, vote of shareholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.
Item 9. Undertakings.
1.Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2.Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature page to follow]

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfield, State of Connecticut, on this 27th day of May, 2022.
BANKWELL FINANCIAL GROUP, INC.

By:    /s/ Penko K. Ivanov
Penko K. Ivanov., Executive Vice President and CFO

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of Bankwell Financial Group, Inc., hereby severally constitute and appoint Christopher R. Gruseke and Penko K. Ivanov, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Bankwell Financial Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Christopher R. Gruseke Christopher R. Gruseke	Director, President and Chief Executive Officer (Principal Executive Officer)	May 27, 2022
/s/ Penko K. Ivanov Penko K. Ivanov	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2022
/s/ George P. Bauer George P. Bauer	Director	May 27, 2022
/s/ Gail E.D. Brathwaite Gail E.D. Brathwaite	Director	May 27, 2022
/s/ Richard E. Castiglioni Richard E. Castiglioni	Director	May 27, 2022
/s/ Eric J. Dale Eric J. Dale	Director	May 27, 2022
/s/ Darryl M. Demos Darryl M. Demos	Director	May 27, 2022
/s/ Blake S. Drexler Blake S. Drexler	Director	May 27, 2022
/s/ James M. Garnett, Jr. James M. Garnett, Jr.	Director	May 27, 2022
/s/ Todd Lampert Todd Lampert	Director	May 27, 2022
/s/ Victor S. Liss Victor S. Liss	Director	May 27, 2022
/s/ Carl M. Porto Carl M. Porto	Director	May 27, 2022
/s/ Lawrence B. Seidman Lawrence B. Seidman	Director	May 27, 2022

INDEX TO EXHIBITS

Number	Description
4.1
Certificate of Incorporation, as amended to date, of the Registrant (filed as Exhibit 3.1 to Registrant’s Registration Statement on Form S-4 filed on June 26, 2014 and incorporated herein by reference)

4.2	Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.2 to Registrant’s Registration Statement on Form S-4 filed on June 26, 2014 and incorporated herein by reference)
5	Opinion of Hinckley, Allen & Snyder LLP, counsel to the Registrant
10	2022 Bankwell Financial Group, Inc. Stock Plan
23.1	Consent of Hinckley, Allen & Snyder LLP (included in Exhibit 5)
23.2	Consent of RSM US LLP
24	Power of attorney (included on the signature pages of this Registration Statement)
107	Calculation of Filing Fees